Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S‑4 of our reports dated December 20, 2019 relating to the consolidated financial statements of Eaton Vance Corp. and the effectiveness of Eaton Vance Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 4, 2020